CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

I consent to the incorporation by reference in this Form 8-SB of Victory Energy Corporation relating to the audited financial statements of, and management’s report of the effectiveness of internal control over financial reporting, contained in the Form 10-KSB filed for then Victory Capital Holdings Corporation for the year ended December 31, 2005.

/s/ John Kinross Kennedy, CPA
John Kinross Kennedy, CPA

Irving, California
February 28, 2006